Exhibit 99.1

FOR IMMEDIATE RELEASE

GREENVILLE FIRST BANK ACHIEVES RECORD EARNINGS IN 2003

Greenville, S.C., January 13, 2004 – Greenville First Bancshares Inc. (OTC Bulletin Board: GVBK), holding company for Greenville First Bank NA, today announced an increase in earnings for both the fourth quarter and year-end.

Growth in net income continued at a record pace. For the fourth quarter, Greenville First had net income of $342 thousand or $.18 per share compared to $329 thousand and $.19 per share for the same period last year. Net income for the year ended December 31, 2003 was $1.0 million or $.53 per share compared to a net income of $752 thousand or $.43 per share for the previous year.

Net income before income tax for the fourth quarter was $552 thousand compared to $329 thousand for the same period in 2002, an increase of 68%.

Net interest income in the fourth quarter of 2003 was $1.8 million compared to $1.4 million in 2002, an increase of $396 thousand. The Bank’s general and administrative expenses in the fourth quarter of 2003 were $999 thousand or an increase of $123 thousand compared to the same period in 2002. Other income was $75 thousand for the fourth quarter of 2003.

“Strong loan demand continues to fuel the Bank’s earnings growth,” stated Art Seaver, President and CEO.

Mr. Seaver also stated, “The 41% increase in loans in 2003 is the primary reason for the $1.3 million increase in net interest income and other income. The increase in earnings was offset by only $474 of added operating expenses and the $617 thousand of income tax expense in 2003.”

Total assets were $230.7 million at December 31, 2003, an increase of $60.3 million or 35% increase when compared to the $170.4 million at December 31, 2002. Loans were $208.8 million at December 31, 2003, an increase of $60.7 million or 41% increase when compared to the $148.1 million at December 31, 2002. Total deposits at year-end were $169.0 million, a 27% increase over the $133.6 million at December 31, 2002.

Greenville First began operations January 10, 2000. The closing stock price for Greenville First Bancshares on December 31, 2003 was $18.00 per share. Additional financial data is available on the Bank’s web site at www.greenvillefirst.com.

Contacts:

Art Seaver	Jim Austin	Fred Gilmer
President	Executive Vice President	Senior Vice President
Chief Executive Officer	Chief Financial Officer	Public Relations
(864) 679-9010	(864) 679-9070	(864) 679-9015

Statements in this press release may consist of forward-looking information under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking information is necessarily subject to and involves risks and uncertainties which could cause actual results to differ materially from the forward-looking information. These risks and uncertainties include, but are not limited to, unforeseen general economic conditions such as a downturn in the economy, competitive risks, and other factors set forth from time to time in our filings with the Securities and Exchange Commission. When used in this release, words such as “believes,” “estimates,” “plans,” “expects,” “should,” “will,” “may,” “might,” “outlook,” and “anticipates” are intended to identify forward-looking statements.

GREENVILLE FIRST BANCSHARES, INC.

Financial Data

	Periods ending
	Quarter ended December 31,		Year ended December 31,
	2002	2003	2002	2003
Operations:
Interest income	$2,256,804	2,708,019	8,152,830	9,721,554
Interest expense	877,602	932,785	3,492,183	3,617,940

Net interest income	1,379,202	1,775,234	4,660,647	6,103,614
Provision for loan loss	330,000	300,000	1,050,000	1,050,000
Other income	155,954	75,259	520,251	421,683
General & administrative expenses	876,314	998,789	3,378,482	3,852,848

Income before tax	328,842	551,704	752,416	1,622,449
Income tax expense	-	209,652	-	616,534

Net income	$328,842	342,052	752,416	1,005,915

Diluted earnings per share	$0.19	0.18	0.43	0.53

Weighted shares outstanding-diluted	1,772,564	1,899,969	1,753,877	1,881,129

Efficiency Ratio	57.08%	51.64%	65.21%	56.84%

Yields:
Federal Funds	1.50%	0.98%	1.74%	1.07%
Investment Securities	4.05%	4.42%	4.78%	4.14%
Loans	5.79%	5.12%	6.00%	5.27%
Earning assets	5.59%	5.03%	5.78%	5.16%
Deposits	2.27%	1.70%	2.59%	1.93%
FHLB advance	2.45%	1.93%	3.05%	2.14%
Other borrowing	2.05%	2.48%	2.19%	2.48%
Interest-bearing liabilities	2.28%	1.80%	2.60%	1.99%

Loan to deposit spread	3.52%	3.29%	3.30%	3.26%
Net interest spread	3.31%	3.23%	3.18%	3.17%
Net interest margin	3.42%	3.30%	3.30%	3.24%

	Periods ended
	December 31,	December 31,	December 31,	December 31,
	2002	2003	2002	2003
Financial Condition:
Loans	$148,079,012	208,781,983	148,079,012	208,781,983
Investments	15,538,926	18,416,064	15,538,926	18,416,064
Total assets	170,357,662	230,655,221	170,357,662	230,655,221
Deposits	133,563,270	168,963,595	133,563,270	168,963,595
Other borrowings	24,607,000	47,797,000	24,607,000	47,797,000
Equity	10,231,789	11,186,968	10,231,789	11,186,968

Book value per share	5.93	6.49	5.93	6.49

Ratios:
Loans to deposits	110.87%	123.57%	110.87%	123.57%
Loans to deposits & borrowings	93.62%	96.32%	93.62%	96.32%
Allowance for loan loss	1.22%	1.30%	1.22%	1.30%
Equity to assets	6.01%	4.85%	6.01%	4.85%
Risk based capital (Bank only)	10.30%	10.33%	10.30%	10.33%